Exhibit 5.1

U-Haul Holding Company

5555 Kietzke Lane, Suite 100

Reno, Nevada 89511

December 20, 2022

Ladies and Gentlemen:

I am Secretary of U-Haul Holding Company, (f/k/a AMERCO), a Nevada corporation (the “Company”), and have served as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the Company’s $5,814,000 the Fixed Rate Secured Notes Series UIC-22L, 23L, 24L, 25L, 26L, 27L, 28L, 29L, 30L, 31L, 32L and 33L (the “Series UIC-22L, 23L, 24L, 25L, 26L, 27L, 28L, 29L, 30L, 31L, 32L and 33L”).  As the Company’s counsel, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion, the Series UIC-22L, 23L, 24L, 25L, 26L, 27L, 28L, 29L, 30L, 31L, 32L and 33L Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of the States of Nevada and New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the Base Indenture dated February 14, 2011 (the “Base Indenture”) by and between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), the Forty-Seventh Supplemental Indenture dated December 20, 2022 by and between the Company and the Trustee (which amended and supplemented the Base Indenture) under which the Series UIC-22L, 23L, 24L, 25L, 26L, 27L, 28L, 29L, 30L, 31L, 32L and 33L Notes were issued have been duly authorized, executed and delivered by the Trustee thereunder.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement on Form S-3, as amended, filed with the Securities and Exchange Commission on December 20, 2022 (File No. 333-268891) (the “Registration Statement”) and to all references to me, if any, included in or made a part of the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Laurence J. De Respino

Laurence J. De Respino, Secretary